Hunter Taubman Weiss LLP
130 W 42nd Street, FL 10
New York, NY 10048
E-mail: LTaubman@huntertaubmanlaw.com

March 25, 2015

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP, INC.
2451 NW 109 Avenue, Suite 9
Miami, FL33712

Ladies and Gentlemen:

We have acted as counsel to Joymain International Development Group, Inc. a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of this Resale Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed sale by the selling shareholders listed therein (the “Selling shareholders”) of 51,720,000 shares of the Company’s common stock, par value $0.001 per share, (the “Common Stock”), representing 49,330,000 shares of Common Stock which were issued at a price of $0.03 per share for a total gross cash proceeds of $1,479,900 in a private placement transaction the Company closed on July 19, 2013 in reliance upon the exemption from securities registration afforded by Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933, as amended, and 2,390,000 shares of Common Stock issued pursuant to a consulting agreement dated May 10, 2014 between the Company and LP Funding LLC.

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the 51,720,000 shares of Common Stock offered by the Selling shareholders are legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter Taubman Weiss LLP

By: /s/ Louis E. Taubman
Louis E. Taubman, Partner